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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-83516) pertaining to the Martin Marietta Materials, Inc. Omnibus Securities Award Plan, as amended; in the Registration Statement (Form S-8 No. 333-15429) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc. Performance Sharing Plan and the Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees; in the Registration Statement (Form S-8 No. 333-79039) pertaining to the Martin Marietta Materials, Inc. Stock-Based Award Plan, as amended; in the Registration Statement (Form S-8 No. 333-37886) pertaining to the Martin Marietta Materials, Inc. Southwest Division 401(k) Plan; and in the Registration Statement (Form S-4 No. 333-61454) pertaining to the registration of $250,000,000 of Notes due 2011, of our report dated June 8, 2001, with respect to the financial statements of the Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2000.

                                                              ERNST & YOUNG LLP

Raleigh, North Carolina
June 25, 2001